EXHIBIT 99.10(a)

                          Independent Auditors' Consent

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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post Effective Amendment No. 2 to Registration Statement No. 333-5529 of Ameritas Life Insurance Corp. Separate Account LLVA on Form N-4 of our report dated February 1, 1997, on the consolidated financial statements of Ameritas Life Insurance Corp. (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for securities effective January 1, 1994) appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the related reference to us under the heading "Experts."

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Lincoln, Nebraska
April 24, 1997